UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

28903 North Avenue Paine Valencia, California		91355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (661) 775-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 23, 2014, MannKind Corporation (the “Company”) entered into a Senior Secured Revolving Promissory Note (the “Note”) and a Guaranty and Security Agreement (the “Security Agreement”) with Aventisub LLC, a Delaware limited liability company (the “noteholder”), an affiliate of Sanofi-Aventis Deutschland GmbH (“Sanofi”), to provide the Company with a secured loan facility of up to $175.0 million (the “Loan Facility”) to fund the Company’s share of net losses under the previously announced license and collaboration agreement with Sanofi dated August 11, 2014 (the “License Agreement”).

The obligations of the Company under the Loan Facility are guaranteed by the Company’s wholly-owned subsidiary, MannKind LLC, and are secured by a first priority security interest in certain insulin inventory located in the United States and any contractual rights and obligations pursuant to which the Company purchases or has purchased such insulin, and a second priority security interest in the Company’s assets that secure the Company’s obligations under the July 1, 2013 facility agreement with Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P. In addition, the Company has agreed to grant to the noteholder, as additional security for the obligations under the Loan Facility, a first priority mortgage on the Company’s facility in Valencia, California, by December 22, 2014.

Advances under the Loan Facility will bear interest at a rate of 8.5% per annum and will be payable in-kind and compounded quarterly and added to the outstanding principal balance under the Loan Facility. The Company is required to make mandatory prepayments on the outstanding loans under the Loan Facility from its share of any Profits (as defined in the License Agreement) under the License Agreement within 30 days of receipt of its share of any such Profits.

The outstanding principal of all loans under the Loan Facility, if not prepaid, will become due and payable on September 23, 2024 unless accelerated pursuant to the terms of the Loan Facility. Additionally, if the Company sells its Valencia facility, the Company is required to prepay the loans under the Loan Facility in an amount equal to 100% of the net cash proceeds of the sale within five business days of receipt.

The Loan Facility includes customary representations, warranties and covenants by the Company, including restrictions on its ability to incur additional indebtedness, grant certain liens and make certain changes to its organizational documents. Events of default under the Loan Facility include: the Company’s failure to timely make payments due under the Loan Facility; inaccuracies in the Company’s representations and warranties to the noteholder; the Company’s failure to comply with any of its covenants under any of the Loan Facility or certain other related security agreements and documents entered into in connection with the Loan Facility, subject to a cure period with respect to most covenants; the Company’s insolvency or the occurrence of certain bankruptcy-related events; termination by Sanofi of the License Agreement as a result of the Company’s breach of the License Agreement; and the failure of any material provision under any of the Loan Facility or certain other related security agreements and documents entered into in connection with the Loan Facility to remain in full force and effect. If one or more events of default occurs and is continuing, the noteholder may terminate its obligation to make advances under the Loan Facility, and, if certain specified events of default (including the Company’s failure to timely make payments due under the Loan Facility; the Company’s failure to comply with the negative covenants under the Loan Facility limiting the Company’s ability to incur additional indebtedness or grant certain liens; the Company’s insolvency or the occurrence of certain bankruptcy-related events; termination by Sanofi of the License Agreement as a result of the Company’s breach of the non-compete provisions of the License Agreement; or the failure of any material provision under any of the Loan Facility or certain other related security agreements and documents entered into in connection with the Loan Facility to remain in full force and effect) occur and are continuing, the noteholder may accelerate all of the Company’s repayment obligations under the Loan Facility and otherwise exercise any of its remedies as a secured creditor.

The foregoing description of the Note and the Security Agreement is only a summary and is qualified in its entirety by reference to the Note and the Security Agreement, copies of which are attached as exhibits to this report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Senior Secured Revolving Promissory Note, dated as of September 23, 2014, by and between MannKind Corporation and Aventisub LLC.

99.2	Guaranty and Security Agreement dated as of September 23, 2014 among MannKind Corporation, MannKind LLC, and Aventisub LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION

Dated: September 29, 2014	By:	/s/ Matthew J. Pfeffer
Name: Matthew J. Pfeffer
Title: Corporate Vice President and Chief Financial Officer

EXHIBITS

Number	Description

99.1	Senior Secured Revolving Promissory Note, dated as of September 23, 2014, by and between MannKind Corporation and Aventisub LLC.

99.2	Guaranty and Security Agreement dated as of September 23, 2014 among MannKind Corporation, MannKind LLC, and Aventisub LLC.